PIMCO CORPORATE & INCOME STRATEGY FUND

NOTICE OF CHANGE OF TRUSTEES

WHEREAS, PIMCO Corporate & Income Strategy Fund (the “Trust”) is organized as a trust under the laws of the Commonwealth of Massachusetts;

WHEREAS, David N. Fisher retired as a Trustee of the Trust, effective as of December 1, 2024; and

WHEREAS, the Board nominated and appointed David Flattum as a Trustee of the Trust, effective as of December 1, 2024;

NOW, THEREFORE, as a result of the foregoing Trustee retirement and appointment, the seven (7) Trustees of the Trust are:

Libby D. Cantrill	650 Newport Center Drive
Newport Beach, CA 92660

Sarah E. Cogan	1633 Broadway
New York, New York 10019

Deborah A. DeCotis	1633 Broadway
New York, New York 10019

David Flattum	650 Newport Center Drive Newport Beach, CA 92660

Alan Rappaport	1633 Broadway
New York, New York 10019

E. Grace Vandecruze	1633 Broadway
New York, New York 10019

Kathleen A. McCartney	1633 Broadway New York, New York 10019

IN WITNESS WHEREOF, this Notice has been subscribed this 31st day of December, 2024, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Ryan G. Leshaw

Ryan G. Leshaw, Chief Legal Officer and Secretary

Signature Page – PIMCO Corporate & Income Strategy Fund (PCN)